Exhibit 7.02

STOCK TRADING PLAN AMENDMENT

This Stock Trading Plan Amendment (the “Plan Amendment”) is being adopted by The J. Willard and Alice S. Marriott Foundation (the “Client”), as of November 4, 2014.

Recitals

A.	On March 16, 2009, a Stock Trading Plan (the “Plan”) was adopted by the Client, to facilitate the sale of 9,300,000 shares of the common stock (the “Shares”) of Marriott International, Inc. (the “Issuer”) pursuant to the requirements of Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

B.	The Plan was initially administered by Credit Suisse Securities (USA) LLC. On January 29, 2010, Harbor Investment Advisory LLC (“HIA”) became the administrator of the Plan.

C.	Client is entering into this Plan Amendment in good faith and not as part of any scheme to evade the prohibitions of Rule 10b5-1. This Plan Amendment does not affect the total number of Shares to be sold under the Plan.

D.	As of the date of this Plan Amendment, Client is not in possession of or aware of any material nonpublic information regarding Issuer and is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent HIA from acting upon the instructions set forth in the Plan as amended by this Plan Amendment.

Amendment

1.          Exhibit A of the Plan is hereby deleted in its entirety and replaced by Exhibit A to this Plan Amendment and HIA is hereby instructed to sell a pre-determined amount of Shares pursuant to the Plan as amended by this Plan Amendment.

2.          Without any intention or effect of excluding or amending any items included in the Plan not specifically referenced herein, Client hereby specifically reaffirms as of the date hereof each of the representations, warranties and covenants made by the Client in Sections 1 through 6 of the Plan, but substitutes a reference to HIA for each reference to CSSU in such Sections.

3.          Section 7(iii) of the Plan is deleted and replaced with the following:

(iii) Each Form 144 shall state the following: “This proposed sale is made pursuant to a plan intended to comply with Rule 10b5-1(c), previously entered into on March 16, 2009 and subsequently amended, at which times The J. Willard and Alice S. Marriott Foundation was not aware of any material nonpublic information.”

4.          This Plan Amendment may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

-signature page follows-

IN WITNESS WHEREOF, the parties hereto have signed the Plan Amendment as of the date first written above.

The J. Willard and Alice S. Marriott Foundation:

By:

/s/ Richard E. Marriott
Name: Richard E. Marriott
Trustee

Reviewed and Authorized on

This 5th day of November, 2014:

/s/ Bancroft S. Gordon
Bancroft S. Gordon
Vice President
Senior Counsel & Corporate Secretary
Marriott International, Inc.

Harbor Investment Advisory LLC
Acknowledged and Agreed
This 5th day of November, 2014:

/s/ Elizabeth B. Brennen
Elizabeth B. Brennen
Chief Compliance Officer
Harbor Investment Advisory LLC

EXHIBIT A

SHARE TRADING INSTRUCTIONS

Please be advised that the Client is hereby instructing HIA and the HIA Representative, Robert Black, to execute transactions of Marriott International, Inc. common stock in our HIA account as set forth below.

This Plan shall be in effect from March 16, 2009 (the “Execution Date”), until the earlier of (i) the sale of all the Shares listed below; (ii) October 31, 2015; or (iii) the termination of the Plan as described in Section 16. The Plan represents the sale of no more than 9,300,000 Shares, which should be sold pursuant to the following instructions.

The Sell Period (the “Period”) is the period beginning on the first trading day of each month listed in the chart below and ending on the last trading day of the month prior to the beginning of the next Period listed in the chart below, except that the last trading day for the final Period shall be October 31, 2015. HIA shall sell up to the stated number of Shares at the respective limit prices. If any Shares to be sold in the June 2015 Period are not sold, such Shares shall be carried over and reset for sale by HIA at the commencement of the September 2015 Period (in addition to the 1,000,000 Shares to be sold in such Period) with a $53.00 limit price, subject to the volume restrictions set forth in Section 8(i) of the Plan.

SELL PERIOD	NET LIMIT PRICE	SHARES
May 2009	20.00	150,000	Possible Total Shares: 150,000
September 2009	22.00	150,000	Possible Total Shares: 300,000
December 2009	24.00	250,000	Possible Total Shares: 550,000
March 2010	26.00	250,000	Possible Total Shares: 800,000
June 2010	28.00	250,000	Possible Total Shares: 1,050,000
September 2010	30.00	250,000	Possible Total Shares: 1,300,000
December 2010	32.00	250,000	Possible Total Shares: 1,550,000
March 2011	34.00	250,000	Possible Total Shares: 1,800,000
June 2011	36.00	250,000	Possible Total Shares: 2,050,000
September 2011	38.00	250,000	Possible Total Shares: 2,300,000
December 2011	39.00	250,000	Possible Total Shares: 2,550,000
March 2012	40.00	250,000	Possible Total Shares: 2,800,000
June 2012	41.00	250,000	Possible Total Shares: 3,050,000
September 2012	42.00	250,000	Possible Total Shares: 3,300,000
December 2012	43.00	500,000	Possible Total Shares: 3,800,000
March 2013	44.00	500,000	Possible Total Shares: 4,300,000
June 2013	45.00	500,000	Possible Total Shares: 4,800,000
September 2013	46.00	500,000	Possible Total Shares: 5,300,000
December 2013	47.00	500,000	Possible Total Shares: 5,800,000
March 2014	48.00	500,000	Possible Total Shares: 6,300,000
June 2014	49.00	500,000	Possible Total Shares: 6,800,000
September 2014	50.00	500,000	Possible Total Shares: 7,300,000
June 2015	51.00	500,000	Possible Total Shares: 7,800,000
	52.00	500,000	Possible Total Shares: 8,300,000
September 2015	53.00	500,000	Possible Total Shares: 8,800,000
	54.00	500,000	Possible Total Shares: 9,300,000

A-1

Client understands and agrees it will not have the ability to exercise any influence with regard to how, when or whether Shares are sold. The manner of sale is at the discretion of HIA in an effort to provide higher net price execution for the Client, subject to the manner of sale requirements of Rule 144(f), based on the amount of Shares for sale and market conditions. All transaction dates, limit prices, and amounts are based on the chart above and the following manner of sale methods will generally apply:

1.    Sell Shares at or above the applicable net limit price during each Period, at a commission of $0.04 per Share; and

2.    Shares sold during a single trading day will be sold at the Volume Weighted Average Price (“VWAP”) for the trading day.

A-2